Exhibit (a)(5)(xxxi)

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UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF COLUMBIA

UNITED STATES OF AMERICA,

STATE OF ILLINOIS,

STATE OF IOWA,

and

STATE OF MISSOURI,

Plaintiffs,

v.

TYSON FOODS, INC.,

and

THE HILLSHIRE BRANDS COMPANY,

Defendants.

HOLD SEPARATE STIPULATION AND ORDER

It is hereby stipulated and agreed by and between the undersigned parties, subject to approval and entry by the Court, that:

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I.

DEFINITIONS

As used in this Hold Separate Stipulation and Order:

A. “Acquirer” means the entity to which Defendant Tyson divests the Divestiture Assets.

B. “Tyson” means Defendant Tyson Foods, Inc., a Delaware corporation with its headquarters in Springdale, Arkansas, its successors and assigns, and its subsidiaries, its divisions, groups, affiliates, partnerships and joint ventures, and their directors, officers, managers, agents, and employees.

C. “Tyson Fresh Meats, Inc.” means Tyson Fresh Meats, Inc., a subsidiary of Tyson.

D. “Tyson Hog Markets, Inc.” means Tyson Hog Markets, Inc., a subsidiary of Tyson Fresh Markets, Inc.

E. “Hillshire” means Defendant The Hillshire Brands Company, a Maryland corporation with its headquarters in Chicago, Illinois, its successors and assigns, and its subsidiaries, divisions, groups, affiliates, partnerships, and joint ventures, and their directors, officers, managers, agents, and employees.

F. “Divestiture assets” means the entire business of Heinold Hog Markets, including any and all of the tangible or intangible assets used primarily in connection with Heinold Hog Markets, including but not limited to, all leasehold and real property rights associated with the buying stations located at 700 East Henry, Atkinson, Illinois 61235; 3125 So St Rd 29, Burlington, Indiana 46915; 3069 380th St, Story City, Iowa 50248; 624 Cunningham Dr, Sioux City, Iowa 51106; 12760 M60 West, Jones, Michigan 49061; 401 Route W, Monroe City, Missouri 63456; 954 14th Ave, St. Paul, Nebraska 68873; and 2720 Hwy 60, Windom,

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Minnesota 56101; any inventory, office furniture, materials, supplies, livestock pens, scales and other tangible property and assets used primarily in connection with operating the BOS purchasing business; all licenses, permits, and authorizations issued by any governmental organization relating to operating the BOS purchasing business, subject to licensor’s approval or consent; all contracts, teaming arrangements, agreements, leases, commitments, certifications, and understandings relating to operating the BOS purchasing business, including supply agreements and employee contracts; all customer and Producer lists, specifications, contracts, accounts, and credit records; all records relating to the business of operating BOS buying stations including repairs; all intangible assets used in the development, production, and operation of the BOS purchasing business, including, but not limited to, exclusive use of the Heinold Hog Markets name and trademark, all the licenses and sublicenses, technical information, computer software and related documentation, know-how, drawings, blueprints, designs, design protocols, specifications for materials, specifications for parts and devices, and safety procedures for the handling of materials, substances and BOS.

G. “Heinold Hog Markets” means Heinold Hog Markets, Tyson’s BOS purchasing business that is part of Tyson Hog Markets, Inc., a subsidiary of Tyson Fresh Meats, Inc.

H. “BOS” means boars (un-castrated male hogs), outs (runts or deformed hogs), and sows (female hogs that have produced at least one litter and will no longer be used for breeding).

I. “Buying station” means those facilities identified in I. F. above at which BOS are purchased from Producers, sorted, weighed, and subsequently sold and shipped to processors or packers.

J. “Producers” means owners or operators of facilities at which hogs are bred or farrowed.

K. “Proposed Transaction” means Tyson’s proposed acquisition of The Hillshire Brands Co. pursuant to the Agreement and Plan of Merger entered into by Tyson and Hillshire dated, July 1, 2014.

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II.

OBJECTIVES

The Final Judgment filed in this case is meant to ensure Defendant Tyson’s prompt divestiture of the Divestiture Assets for the purpose of establishing a viable competitor for the purchase of sows from Producers in order to remedy the effects that Plaintiffs allege would otherwise result from Tyson’s acquisition of Hillshire. This Hold Separate Stipulation and Order ensures, prior to such divestiture, that Tyson Hog Markets, Inc., the Tyson subsidiary of which the Divestiture Assets are a part, will remain independent of, and uninfluenced by, Hillshire, and that competition between Tyson and Hillshire for sow purchases from Producers is maintained during the pendency of the ordered divestiture.

III.

JURISDICTION AND VENUE

The Court has jurisdiction over the subject matter of this action and over each of the parties hereto, and venue of this action is proper in the United States District Court for the District of Columbia.

IV.

COMPLIANCE WITH AND ENTRY OF FINAL JUDGMENT

A. The parties stipulate that a Final Judgment in the form attached hereto as Exhibit A may be filed with and entered by the Court, upon the motion of any party or upon the Court’s own motion, at any time after compliance with the requirements of the Antitrust Procedures and Penalties Act (15 U.S.C. § 16)(“APPA”), and without further notice to any party or other proceedings, provided that the United States has not withdrawn its consent, which it may do at any time before the entry of the proposed Final Judgment by serving notice thereof on Defendants and by filing that notice with the Court.

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B. Defendants agree to arrange, at their expense, publication as quickly as possible of the newspaper notice required by the APPA, which shall be drafted by the United States in its sole discretion. The publication shall be arranged no later than three (3) business days after Defendants’ receipt from the United States of the text of the notice and the identity of the newspaper within which the publication shall be made. Defendants shall promptly send to the United States (1) confirmation that publication of the newspaper notice has been arranged, and (2) the certification of the publication prepared by the newspaper within which the notice was published.

C. Defendants shall abide by and comply with the provisions of the proposed Final Judgment, pending the Judgment’s entry by the Court, or until expiration of time for all appeals of any Court ruling declining entry of the proposed Final Judgment, and shall, from the date of the signing of this Stipulation by the parties, comply with all the terms and provisions of the proposed Final Judgment. The United States shall have the full rights and enforcement powers in the proposed Final Judgment, including Section XI, as though the same were in full force and effect as the Final order of the Court.

D. Defendants shall not consummate the transaction sought to be enjoined by the Complaint herein before the Court has signed this Hold Separate Stipulation and Order.

E. This Stipulation shall apply with equal force and effect to any amended proposed Final Judgment agreed upon in writing by the parties and submitted to the Court.

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F. In the event (1) the United States has withdrawn its consent, as provided in Section IV(A) above, or (2) the proposed Final Judgment is not entered pursuant to this Stipulation, the time has expired for all appeals of any Court ruling declining entry of the proposed Final Judgment, and the Court has not otherwise ordered continued compliance with the terms and provisions of the proposed Final Judgment, then the parties are released from all further obligations under this Stipulation, and the making of this Stipulation shall be without prejudice to any party in this or any other proceeding.

G. Defendants represent that the divestitures ordered in the proposed Final Judgment can and will be made, and that Defendants will later raise no claim of mistake, hardship or difficulty of compliance as grounds for asking the Court to modify any of the provisions contained therein.

V.

HOLD SEPARATE PROVISIONS

Until the divestitures required by the Final Judgment have been accomplished:

A. Defendant Tyson shall operate Tyson Hog Markets, Inc. as an independent, ongoing, economically viable competitive business, including for the purchase of sows from Producers, with management, purchases, sales and operations held entirely separate, distinct and apart from those of Hillshire. Hillshire shall not coordinate its marketing or terms of purchase of any livestock with those purchased by Tyson Hog Markets, Inc., and Tyson Hog Markets, Inc. shall not coordinate its marketing or terms of purchase of any livestock with those purchased by Hillshire. Within twenty (20) days after the entry of the Hold Separate Stipulation and Order, Defendants will inform the United States of the steps Defendants have taken to comply with this Hold Separate Stipulation and Order.

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B. Defendants shall take all steps necessary to ensure that (1) Tyson Hog Markets, Inc. will be maintained and operated as an independent, ongoing, economically viable and active competitor for the purchase of sows from Producers separate from Hillshire; (2) management of Tyson Hog Markets, Inc. will not be influenced by Hillshire for the purchase of sows from Producers, and management of Hillshire will not be influenced by Tyson Hog Markets, Inc. for the purchase of sows from Producers; and (3) the books, records, customer lists, competitively sensitive purchase, sales, marketing and pricing information, and decision-making concerning purchasing or sales of Tyson Hog Markets, Inc. will be kept separate and apart from Hillshire. Defendants shall ensure that Hillshire employees will not have access to any information specifically identifying sow suppliers of Tyson Hog Markets, Inc., including names and contact information, and that employees of Tyson Hog Markets, Inc. will not have access to any information specifically identifying sow suppliers of Hillshire, including names and contact information.

C. Defendant Tyson shall use all reasonable efforts to maintain and increase the purchases of sows by Tyson Hog Markets, Inc., and shall maintain at 2014 or previously approved levels for 2015, whichever are higher, all operational support for Tyson Hog Markets, Inc.

D. Defendant Tyson shall provide sufficient working capital and lines and sources of credit to continue to maintain Tyson Hog Markets, Inc., including Heinold Hog Markets, as economically viable and competitive, ongoing businesses, consistent with the requirements of Sections V(A) and (B).

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E. Defendant Tyson shall take all steps necessary to ensure that the Divestiture Assets are fully maintained in operable condition at no less than its current operations, and shall maintain and adhere to normal repair and maintenance schedules for the Divestiture Assets.

F. Defendant Tyson shall not, except as part of a divestiture approved by the United States in accordance with the terms of the proposed Final Judgment, remove, sell, lease, assign, transfer, pledge or otherwise dispose of any of the Divestiture Assets.

G. Defendant Tyson shall maintain, in accordance with sound accounting principles, separate, accurate and complete financial ledgers, books and records that report on a periodic basis, such as the last business day of every month, consistent with past practices, the assets, liabilities, expenses, revenues and income of Tyson Hog Markets, Inc., including Heinold Hog Markets.

H. Defendants shall take no action that would jeopardize, delay, or impede the sale of the Divestiture Assets.

I. Heinold Hog Markets employees or employees to whom Heinold Hog Markets employees report within Tyson shall not be transferred or reassigned to other areas within Tyson except for transfer bids initiated by employees pursuant to Defendants’ regular, established job posting policy. Defendant Tyson shall provide the United States with ten (10) calendar days notice of such transfer.

J. Steve Stouffer, President, Fresh Meats of Tyson Foods, Inc., shall be responsible for Defendant Tyson’s compliance with this section. Defendant Tyson may, subject to the approval of the United States, designate another individual to have that responsibility. The designated person shall have complete managerial responsibility for Heinold Hog Markets, subject to the provisions of this Final Judgment. In the event such person is unable to perform his duties, Defendants shall appoint, subject to the approval of the United States, a replacement within ten (10) working days.

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Should Defendant Tyson fail to appoint a replacement acceptable to the United States within this time period, the United States shall appoint a replacement.

K. Defendants shall take no action that would interfere with the ability of any Divestiture Trustee appointed pursuant to the Final Judgment to complete the divestitures pursuant to the Final Judgment to an Acquirer acceptable to the United States.

VI.

DURATION OF HOLD SEPARATE AND

ASSET PRESERVATION OBLIGATIONS

Defendants’ obligations under Section V of this Hold Separate Stipulation and Order shall remain in effect until (1) consummation of the divestitures required by the proposed Final Judgment or (2) further order of the Court. If the United States voluntarily dismisses the Complaint in this matter, Defendants are released from all further obligations under this Hold Separate Stipulation and Order.

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Dated: August 27, 2014

Respectfully submitted,

FOR PLAINTIFFS:

UNITED STATES OF AMERICA

ANGELA L. HUGHES (D.C. Bar #303420)
Trial Attorney, Antitrust Division
U.S. Department of Justice
450 Fifth Street, N.W., Suite 8000
Washington, D.C. 20530
Telephone: (202) 307-6410
Facsimile: (202) 307-2784
E-mail: angela.hughes@usdoj.gov

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FOR PLAINTIFF STATE OF ILLINOIS

LISA MADIGAN
Attorney General

CARA HENDRICKSON
Chief, Public Interest Division

ROBERT PRATT
Chief, Antitrust Bureau
Public Interest Division

BLAKE HARROP
Senior Assistant Attorney General
Illinois Bar No. 99000
100 West Randolph Street
Chicago, Illinois 60601
Ph: 312-814-1004
Fax: 312-814-4209 bharrop@atg.state.il.us

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FOR PLAINTIFF STATE OF IOWA:

THOMAS J. MILLER
Attorney General

Layne M. Lindebak (IA Bar AT0004755)
Assistant Attorney General
Special Litigation Division
Hoover Office Building-Second Floor
1305 East Walnut Street
Des Moines, IA 50319
Tel: (515) 281-7054
Fax: (515) 281-4902
Layne.Lindebak@iowa.com

Dated: August 26, 2014

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FOR PLAINTIFF STATE OF MISSOURI:

CHRIS KOSTER
Attorney General

ANNE E. SCHNEIDER
Assistant Attorney General/Antitrust Counsel
KYLE A. POELKER
Assistant Attorney General

Office of the Missouri Attorney General
P.O. Box 899
Jefferson City, MO 65102
Phone: (573) 751-7445
Fax: (573) 751-2041
Email: Anne.Schneider@ago.mo.gov
Email: Kyle.Poelker@ago.mo.gov

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FOR DEFENDANTS:

TYSON FOODS, INC.

RONAN P. HARTY
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Telephone: (212) 450-4870
Facsimile: (202) 701-5870
E-mail: ronan.harty@DavisPolk.com

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THE HILL SHIRE BRANDS COMPANY

CLIFFORD H. ARONSON
(D.C. BAR #335182)
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036-6522
Telephone: (212) 735-2644
Facsimile: (212) 777-2644
Email: Clifford.aronson@skadden.com

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O R D E R

IT IS SO ORDERED by the Court, this      day of             ,     .

United States District Judge